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                                                                EXHIBIT 21


                   SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT


         Subsidiary              Where Organized     Percentage Owned


Raytheon E-Systems, Inc.              Delaware             100%

Raytheon Aircraft Company             Kansas               100%

Raytheon Engineers & Constructors
   Constructors International, Inc.   Delaware             100%